AMENDMENT NUMBER FOUR TO THE
SALARY CONTINUATION AGREEMENT

This AMENDMENT NUMBER FOUR TO THE SALARY CONTINUATION AGREEMENT (“Amendment”) is made and entered into this 26th day of July, 2012 by and between SOUTHERN COMMUNITY BANK AND TRUST (the “Bank”) and James C. Monroe, Jr. (the “Executive”). The effectiveness of this Amendment is subject to the consummation (the “Closing”) of the transactions contemplated by the Agreement and Plan of Merger by and among the Company, Capital Bank Financial Corp. (the “Purchaser”) and Winston 23 Corporation (“Merger Sub”), dated March 26, 2012 (the “Merger Agreement”), and if the Closing does not occur because the Merger Agreement is terminated, this Amendment shall not become effective and will be of no force or effect.

WHEREAS, the Executive is currently employed with the Bank and is party to the Salary Continuation Agreement, dated as of June 29, 2007, as amended (the “Salary Continuation Agreement”);

WHEREAS, the amendment of the Salary Continuation Agreement is required in order to comply with Section 7.2(g) of the Merger Agreement;

WHEREAS, Section 7.1 of the Salary Continuation Agreement provides that the Salary Continuation Agreement may be modified by the mutual written consent of both the Bank and the Executive;

WHEREAS, as a predicate to the entering into of the Merger Agreement by Purchaser and Merger Sub and a condition to the Closing, in order to preserve the value and goodwill of the Company and the Bank, the Merger Agreement contemplates, among other things, that the Executive shall enter into this Amendment, which shall become effective upon the Closing;

WHEREAS, within fifteen days of executing this Amendment, the Bank shall pay the Executive one hundred dollars ($100), less applicable withholdings, in connection with his execution of this Amendment (the “Amendment Bonus”); and

WHEREAS, the parties to the Salary Continuation Agreement desire to amend the Salary Continuation Agreement as provided in this Amendment.

NOW, THEREFORE, in consideration of the Amendment Bonus, the mutual covenants and agreements set forth below and other good and valuable consideration, including the payment of the Merger Consideration (as defined in the Merger Agreement) in connection with the Closing with respect to shares of Company common stock, stock options and restricted stock held by the Executive, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Salary Continuation Agreement shall be amended as follows:

1.	Section 2.4(a) of the Salary Continuation Agreement is hereby amended to read as follows:

“Amount of benefit: The benefit under this Section 2.4 shall equal $149,609.”

2.	Section 2.4(b) of the Salary Continuation Agreement is hereby amended to read as follows:

“Payment of benefit: The Bank shall, subject to the execution and nonrevocation of a waiver and release in the form provided by the Bank within three (3) days of the Change in Control, pay the Change-in-Control benefit under Section 2.4 of this Agreement to the Executive in a lump sum on the tenth (10th) day immediately following the Change in Control. If the Executive receives the benefit under this Section 2.4 because of the occurrence of a Change in Control, the Executive shall not be entitled to claim additional benefits under this Agreement.”

3.	Section 9.3 of the Salary Continuation Agreement is hereby amended to read as follows:

“9.3 Article 9 Survives Termination. The rights and obligations set forth in this Article 9 shall survive termination of this Agreement and of the Executive employment for any reason. However, the portions of Section 9.1 of this Employment Agreement relating to competition (and not to non-solicitation of customers, which shall survive) shall become null and void upon any Separation from Service following a Change in Control.”

4.             The Company, the Bank nor any of their respective affiliates shall be required to incur any additional compensation expense in connection with this Amendment due to the application of Section 409A of the Internal Revenue Code of 1986, as amended.

5.             This Amendment may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures affixed thereto were upon the same instrument.

6.             The parties to this Amendment have read this Amendment, understand it and voluntarily accept its terms. The Executive acknowledges that: (i) this Amendment is executed voluntarily and without any duress or undue influence on the part or behalf of the Company, the Bank or any of their respective affiliates; (ii) this entire Amendment is written in a manner calculated to be understood by him; (iii) he has been advised by the Bank to seek the advice of legal counsel before entering into this Amendment; (iv) the Executive has been provided with a reasonable period of time to consider the terms and conditions of this Amendment; (v) the Executive is fully aware of the legal and binding effect of this Amendment; and (vi) to the extent he executes this Amendment before he does so knowingly and voluntarily and only after consulting his attorney or affirmatively waiving his right to consult with his attorney. In addition, the Executive acknowledges and agrees that he has had the assistance of counsel of his choosing in the negotiation of this Amendment, including with respect to tax matters, or he has chosen not to have the assistance of counsel.

6.             This Amendment shall be governed by and construed in accordance with the laws of the State of North Carolina.

7.             Except with respect to Sections 2.4 and 9 of the Salary Continuation Agreement (each as amended hereby), upon the Closing, the Salary Continuation Agreement shall be terminated and be no longer of any force and effect and the Executive shall no longer have any rights thereunder.

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year set forth above.

Executive	Southern Community Financial Corporation

/s/ James C. Monroe, Jr.	By:	/s/ James Hastings
James C. Monroe Jr.		James Hastings